 Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13G (including any and all amendments thereto, the “Statement”) is being jointly filed by A SPAC IV (Holdings) Corp., as the main and designated filer, on behalf of each of the persons and entities named below that is named as a reporting person in such filing,  and further agree that this Joint Filing Agreement will be included as an exhibit to such joint filings. Each of the undersigned is responsible for the timely filing of the Statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: July 31, 2025

A SPAC IV (Holdings) Corp.

By:	/s/ Claudius Tsang
Name:	Claudius Tsang
Title:	Director

Claudius Tsang

By:	/s/ Claudius Tsang